Progress Energy Announces Fourth Quarter and Year-end Results


Highlights:

     - Reports 2003 ongoing earnings of $3.56 per share, GAAP earnings of $3.30 per share
     - Reports fourth quarter ongoing earnings of $0.82 per share, GAAP earnings of $0.42 per share
     -   Sets 2004 ongoing earnings guidance of $3.50 to $3.65 per share

RALEIGH, N.C. (January 21, 2004) - Progress Energy [NYSE: PGN] today reported ongoing earnings of $844 million, or $3.56 per share, for 2003 compared with ongoing earnings of $827 million, or $3.81 per share, for 2002. Significant positive earnings drivers for the year were electric utility customer growth and usage, higher synthetic fuel sales and increased natural gas sales. Ongoing earnings per share were negatively impacted by $0.33 of share dilution. In addition, other unfavorable offsets were weather, higher pension and benefit-related costs, increased depreciation, the rate reduction in Florida and the additional refund for 2002 revenue sharing in Florida. Reported consolidated net income under generally accepted accounting principles (GAAP) was $782 million, or $3.30 per share, for 2003 compared with reported consolidated net income of $528 million, or $2.43 per share, for 2002. See the table on the following page for a reconciliation of ongoing earnings per share to GAAP earnings per share.

"In spite of unseasonably mild weather, Progress Energy delivered strong results in 2003," said William Cavanaugh, chairman and CEO, Progress Energy. "We were able to achieve ongoing earnings of $3.56 per share, which includes $0.05 for a revenue sharing adjustment for 2002 in Florida, and we continued to deliver on our primary commitments of financial discipline, balance sheet improvement and operational excellence. During 2003, our service territory benefited from the addition of 59,000 new customers. This growth helped offset the continued weakness in the textile sector in the Carolinas.

"Our success in selling non-core assets has positioned us to be able to pay down $500 million of holding company debt in March. Compared to 2002, we reduced our capital expenditures, and our leverage is below 59 percent, down over 200 basis points. Importantly, we raised our dividend for the 16th consecutive year.

"Significantly, we resolved some complex issues regarding our synthetic fuels investments, and we are continuing to work diligently to complete the tax audits of all of our synthetic fuel facilities. Other highlights for the year include achieving a combined capacity factor of 96.8 percent for our nuclear plant fleet and making enhancements to our power supply and delivery infrastructure to help meet growing demand. We completed the build-out of our competitive generation fleet and signed long-term wholesale contracts to increase our contractual coverage for the 3,100 MW non-regulated fleet."

The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share. A detailed discussion is provided on page 7 under the caption "Ongoing Earnings Adjustments."

--------------------------------------------------------------------------------------------
                               Progress Energy, Inc.
 Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share
                                December 31, 2003
--------------------------------------------------------------------------------------------
                                              Q4 2003     Q4 2002      2003        2002
--------------------------------------------------------------------------------------------
Ongoing earnings per share                     $0.82       $0.71        $3.56      $3.81
Intraperiod tax allocation                     (0.18)       0.18         --         --
CVO mark-to-market                             (0.02)       0.03        (0.04)      0.13
NCNG discontinued operations                   (0.01)      (0.11)       (0.03)     (0.11)
Cumulative effect of accounting changes        (0.09)       --          (0.09)      --
Impairments and one-time charges               (0.10)      (0.18)       (0.10)     (1.22)
Ice storm impact                                --         (0.08)        --        (0.08)
Florida retroactive revenue refund              --          --           --        (0.10)
                                            ------------------------------------------------
Reported GAAP earnings per share               $0.42       $0.55        $3.30      $2.43
                                               =====       =====        =====      =====
Average shares outstanding (000s)             240,345     224,807      237,242    217,247
--------------------------------------------------------------------------------------------

During the fourth quarter of 2003, the company recorded a total of $24 million after-tax of impairments primarily related to its Affordable Housing portfolio and certain assets at its Kentucky May Coal Company.


2004 EARNINGS GUIDANCE

Progress Energy expects to produce earnings of $845 million to $880 million in 2004 and is targeting an earnings range of $3.50 to $3.65 per share.

The earnings from the regulated utilities are projected to be favorable year-over-year due to the following drivers: normal weather, elimination of the 2002 revenue sharing adjustment in Florida, growth in customers and usage, and the investment recovery of the Hines 2 facility in Florida. These drivers will be partially offset by increased benefit-related and insurance costs and a decrease in regulated wholesale sales.

Earnings from the non-regulated businesses are projected to be unfavorable year-over-year, primarily due to a full year of fixed costs in Progress Ventures' competitive generation business. Also, dilution due to full-year recognition of the equity issued in 2003 will negatively impact earnings per share by approximately $0.07 per share.

"In 2004 Progress Energy will continue to focus on financial discipline. It will be a year of transition as we generate free cash flow, focus on further reducing our leverage to approximately 57 percent with little need for significant equity issuances, secure new electricity sales contracts with wholesale customers, and continue our disciplined approach to capital spending," said Cavanaugh. "We plan to execute with the assets we have."

SIGNIFICANT DEVELOPMENTS


Progress Energy Nuclear Plants Achieve Record-Setting 2003 Performance

     Progress Energy's fleet of nuclear-powered plants performed at record-setting levels during 2003, producing approximately 36 percent of the company's electricity. The nuclear program set a new company record by generating approximately 35 million megawatt-hours of electricity during the year. Additionally, Progress Energy's nuclear plant production had a combined capacity factor of 96.8 percent. The complete press release regarding this announcement is available on the company's Web site at http://www.progress-energy.com/aboutus/news/article.asp?id=8122.


New Franchise Agreements Signed in Florida

     In January 2004, Progress Energy Florida completed three new 30-year franchise agreements with the city of Apopka and the towns of Jennings (in Hamilton County) and Reddick (in Marion County). These three franchises represent approximately 14,000 customers. Since 2001, Progress Energy has signed new franchise agreements with more than 32 cities and towns in Florida. The complete press release regarding this announcement is available on the company's Web site at http://www.progress-energy.com/aboutus/news/article.asp?id=8043.


Progress Energy Receives Edison Electric Institute Emergency Response Award

     On January 7, 2004, the Edison Electric Institute (EEI) recognized Progress Energy for its excellent response following the December 2002 ice storm in the Carolinas. That ice storm was one of the most destructive winter events to impact North Carolina. Progress Energy, the only company to have been recognized four times, also received the award for response to hurricanes Bonnie (1998) and Floyd (1999), and the January 2000 winter storm. The complete press release regarding this announcement is available on the company's Web site at http://www.progress-energy.com/aboutus/news/article.asp?id=8002.


Storm Cost Filing Approved

     Progress Energy Carolinas made a filing with the North Carolina Utilities Commission (NCUC) in October 2003 to seek permission to defer $24 million of expenses incurred from Hurricane Isabel and the February 2003 winter storms. On December 23, 2003, the NCUC approved the company's request to create a deferred account for major storm damage expenses. Progress Energy Carolinas will amortize its 2003 storm expenses over a five-year period, beginning in the month the expenses were incurred. The company will be allowed to seek future storm expense deferrals on a case-by-case basis.

Progress Telecom-EPIK Agreement Closed

     On December 22, 2003, Progress Telecom and EPIK Communications, a subsidiary of Odyssey Telecorp of California, announced the closing of their agreement to combine operations. The combined company, doing business as Progress Telecom, LLC, will be jointly owned by Progress Energy (55 percent) and Odyssey Telecorp (45 percent). It will continue to focus on delivering wholesale broadband solutions for customers. The company will be headquartered in the Tampa Bay area.


Senior Management Changes Announced

     On December 11, 2003, Progress Energy announced leadership changes designed to broaden the experience of the company's senior executives. The changes were effective January 1, 2004. As part of the changes, the company announced a new chief financial officer. Geoff Chatas, formerly senior vice president of finance, is now executive vice president and chief financial officer, succeeding Peter Scott, who is now president and CEO of Progress Energy Service Company, LLC. Several other management changes were also announced. The complete press release regarding this announcement is available on the company's Web site at http://www.progress-energy.com/aboutus/news/article.asp?id=7922.


Dividend Increased

     Progress Energy's board of directors voted to increase the dividend on the company's common stock on December 10, 2003. Progress Energy has increased the dividend 16 straight years. The quarterly dividend, raised to $0.575 per share from $0.56 cents per share, represents an expected annual dividend of $2.30 per share, an increase of $0.06 over dividends paid in 2003. The complete press release regarding this announcement is available on the company's Web site at http://www.progress-energy.com/aboutus/news/article.asp?id=7902.


Second Hines Unit in Florida Completed

     On December 9, 2003, Progress Energy Florida announced that it placed into service the second generating unit at its Hines Generation Complex in Polk County, Fla. The natural gas-fueled combined-cycle unit adds 516 megawatts (MW) of electric generating power to the company's power plant fleet. Progress Energy Florida currently has one 482-MW natural gas-fueled combined-cycle plant operating at the Hines site. Construction on a third unit at Hines will be completed December 2005. The company recently began the bidding process for a proposed fourth unit at the site. The complete press release regarding this announcement is available on the company's Web site at http://www.progress-energy.com/aboutus/news/article.asp?id=7862.


Crystal River Nuclear Plant Completes Reactor Head Replacement

     On November 5, 2003, Progress Energy's Crystal River Nuclear Plant returned to service following a 32-day outage. This was the second-shortest outage for Crystal River and was the shortest reactor head replacement outage by a United States nuclear plant. In addition to installing a new reactor head, employees at the plant replaced one-third of the fuel in the reactor, installed a new tube cleaning system for the plant's condensers, and performed major maintenance and inspections of plant systems.

LINE OF BUSINESS FINANCIAL INFORMATION


Progress Energy Carolinas

     Progress Energy Carolinas electric energy operations contributed GAAP net income of $492 million for the year compared with $513 million for 2002. This year's earnings were negatively affected by unfavorable weather, increased depreciation (primarily due to Clean Air amortization), a one-time cumulative effect of accounting change, higher O&M costs and an impairment primarily related to its Affordable Housing portfolio. These factors were partially offset by customer growth and usage, increased sales to other utilities, a decrease in interest expense and a favorable retroactive reallocation of Service Company costs.

     The Financial Accounting Standards Board (FASB) issued new accounting guidance that required certain contracts to be recorded at their fair value. Progress Energy Carolinas had one contract that met the criteria of this new guidance and as such recorded a negative fair value adjustment of $23 million after-tax in the fourth quarter of 2003. This adjustment was reported as a cumulative effect of accounting change.

     During the fourth quarter of 2003, Progress Energy Carolinas electric energy operations also recorded an impairment of $7 million after-tax primarily related to its Affordable Housing portfolio. The total impairment was $13 million after-tax, of which $7 million was recorded in Progress Energy Carolinas results and $6 million was recorded in Other Business results.

     See the attached Supplemental Data schedules for additional information on Progress Energy Carolinas electric revenues, energy sales, energy supply and weather impacts.


Progress Energy Florida

     Progress Energy Florida electric energy operations contributed GAAP net income of $295 million for the year compared with $323 million for 2002. This year's earnings were negatively affected by the rate reduction as part of the Progress Energy Florida rate settlement that began May 1, 2002, higher pension and benefit-related costs, the refund associated with the 2002 retail revenue sharing adjustment, decreased wholesale sales and increased depreciation. These factors were partially offset by customer growth and usage and a decrease in interest expense. Prior year results included the impact of the rate case settlement that included a one-time retroactive refund to customers of $21 million after-tax.

     Progress Energy Florida recorded a $17 million pre-tax accrual for 2003 revenue sharing. In addition, the company provided an additional refund of $18 million pre-tax to its retail customers related to 2002 revenue sharing in the second quarter of 2003.

     See the attached Supplemental Data schedules for additional information on Progress Energy Florida electric revenues, energy sales, energy supply and weather impacts.

Progress Ventures

     The Progress Ventures operations consist of Progress Fuels, which includes natural gas production, coal mining, and synthetic fuels production, and Competitive Commercial Operations, which includes nonregulated generation and energy marketing activities. The Progress Ventures business unit had GAAP net income of $256 million for the year compared with $202 million for 2002.

     Progress Fuels generated GAAP net income of $236 million for the year compared with $175 million for 2002. The increase was primarily due to an increase in synthetic fuel earnings, higher natural gas earnings from increased natural gas prices, the addition of the North Texas Gas operations in March 2003 and the addition of Westchester Gas Company in April 2002. These results were partially offset by an asset impairment during the fourth quarter of 2003 of $11 million after-tax at its Kentucky May Coal Company. Within Progress Fuels, synthetic fuels operations generated GAAP net income of $200 million for the year compared with $156 million for 2002. Total synthetic fuel sales were 12.4 million tons for the year compared with 11.2 million tons for 2002. Factors contributing to the year-over-year increase were higher sales, improved margins and a higher tax credit per ton. Additionally, synthetic fuels results in 2003 include 13 months of operations of some facilities. Prior to the fourth quarter 2003, results of these synthetic fuels operations had been recognized one month in arrears. The net impact of this action increased net income by $10 million in the fourth quarter and $2 million for the year.

     Competitive Commercial Operations contributed GAAP net income of $20 million for the year compared with $27 million for 2002. The decrease was due to the completion of the nonregulated construction program in 2003 resulting in interest expense, depreciation and other fixed charges that were either capitalized or not incurred in 2002. This was partially offset by an increase in contract and market margins.


Other Businesses

     Other businesses include Progress Rail, Progress Telecom and other small subsidiaries. Other businesses had a GAAP net loss of $17 million for the year (ongoing net loss of $11 million, excluding the current year impairment) compared with a GAAP net loss of $284 million (ongoing net loss of $19 million, excluding the prior year impairments) for 2002. This year's results were negatively impacted by an impairment primarily of the company's Affordable Housing portfolio. During the fourth quarter of 2003, Other Businesses recorded an impairment of $6 million after-tax primarily related to its Affordable Housing portfolio. The total impairment was $13 million after-tax, of which $6 million was recorded in Other Business results and $7 million was recorded in Progress Energy Carolinas results. Prior year results were negatively impacted by $225 million of after-tax impairments and one-time charges in the telecommunications business and by $40 million of an after-tax impairment on assets held for sale related to Railcar Ltd., a leasing subsidiary of Progress Rail.


     Progress Rail

     Progress Rail had a GAAP net loss of $1 million for the year compared with a GAAP net loss of $42 million (ongoing net loss of $2 million, excluding the prior year impairment) for 2002. Progress Rail earnings were positively impacted by improvements in the recycling business and reduced operating costs; these improvements were offset by higher Service Company cost allocations. Prior year results were negatively impacted by a $40 million after-tax impairment in the fourth quarter 2002 on assets held for sale related to Railcar Ltd., a leasing subsidiary of Progress Rail.

     Progress Telecom

     Progress Telecom, including Caronet's operations, recorded GAAP net income of $2 million for the year compared with a GAAP net loss of $231 million (ongoing net loss of $6 million, excluding the prior year writedown) for 2002. Progress Telecom's results were favorably impacted by lower operating costs, a reduction in depreciation expense and the prior year writedown. During the third quarter 2002, the company recorded an after-tax writedown and one-time charge of $209 million of Progress Telecom's and Caronet's assets. Progress Energy also wrote off the remaining amount of its investment in Interpath and recorded an after-tax writedown of $16 million in the third quarter 2002.


Corporate

     Corporate results, which primarily include interest expense on holding company debt, posted an ongoing operating loss of $227 million for the year compared with an ongoing operating loss of $229 million for 2002.

     Progress Energy issued approximately 7.6 million shares of common stock in 2003 through the Investor Plus and employee benefit plans for proceeds of approximately $311 million.


Discontinued Operations


     NCNG

     The sale of NCNG to Piedmont Natural Gas closed on September 30, 2003, and the net proceeds were used to pay down debt. The operations of NCNG are included in discontinued operations in the accompanying financial statements. NCNG had a discontinued loss of $8 million for the year compared with a discontinued loss of $24 million for 2002. The loss for 2003 reflects the finalization of the sale of NCNG.


ONGOING EARNINGS ADJUSTMENTS

     Progress Energy's management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to compare more accurately the company's ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. Reconciling adjustments from GAAP earnings to ongoing earnings are as follows:

Intraperiod Tax Allocation

     Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company's estimated annual tax rate. The tax credits generated from synthetic fuel operations reduce Progress Energy's overall effective tax rate. The company's synthetic fuel sales are not subject to seasonal fluctuations to the same extent as the electric utility earnings. The company projects the effective tax rate for the year and then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. On the other hand, operating losses incurred to produce the tax credits are included in the current quarter. The resulting tax adjustment decreased earnings per share by $0.18 for the fourth quarter 2003, increased earnings per share by $0.18 for the fourth quarter 2002, but had no impact on the company's annual earnings. Since this adjustment varies by quarter but has no impact on Progress Energy's annual earnings, management believes this adjustment is not representative of the company's ongoing quarterly earnings.


Contingent Value Obligation (CVO) Mark-to-Market

     In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuel facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVOs are debt instruments and, under GAAP, are valued at market value. Unrealized gains and losses from changes in market value are recognized in earnings each quarter. The CVO mark-to-market decreased earnings per share by $0.02 for the fourth quarter and $0.04 for 2003. In 2002, the CVO mark-to-market increased earnings per share by $0.03 for the fourth quarter and $0.13 for the year. Since changes in the market value of the CVOs do not affect the company's underlying obligation, management does not consider the adjustment a component of ongoing earnings.


NCNG Discontinued Operations

     The operations of NCNG are reported as discontinued operations due to its sale, and therefore management does not believe this activity is representative of the ongoing operations of the company.


Cumulative Effect of Accounting Changes

     Progress Energy recorded the cumulative effect of changes in accounting principles due to the adoption of new FASB accounting guidance. The impact to Progress Energy was due primarily to the new FASB guidance related to the accounting for certain contracts. This guidance discusses whether the pricing in a contract that contains broad market indices qualifies for certain exceptions that would not require the contract to be recorded at its fair value. Progress Energy Carolinas has a purchase power contract with Broad River LLC that did not meet the criteria for an exception, and a fair value adjustment was recorded in the fourth quarter of 2003. Due to the nonrecurring nature of the adjustment, management believes it is not representative of the 2003 operations of Progress Energy Carolinas.

Impairments and One-Time Charges

     During the fourth quarter of 2003, the company recorded after-tax impairments of its Affordable Housing portfolio and certain assets at the Kentucky May Coal Company. During the fourth quarter of 2002, the company committed to a divestiture plan for Railcar, Ltd., which is primarily engaged in rail car leasing, and recorded an estimated loss on assets held for sale. During the third quarter of 2002, the company recorded an after-tax impairment and one-time charge of Progress Telecom's and Caronet's assets. Progress Energy also wrote off the remaining amount of its investment in Interpath. Management does not believe these impairments and one-time charges are representative of the ongoing operations of the company.


Ice Storm Impact

     During the fourth quarter of 2002, the company experienced a severe ice storm in the Carolinas that caused extensive damage to the distribution system. Due to the extensive costs associated with the storm damage, management believes the restoration costs are not representative of the 2002 ongoing operations of Progress Energy Carolinas.


Progress Energy Florida One-Time Retroactive Refund

     The one-time retroactive rate refund under the Progress Energy Florida rate settlement in March 2002 was related to funds collected during the period between March 13, 2001, when the prior rate agreement in Florida expired, and March 27, 2002, the date the parties entered into the settlement agreement. Due to the nonrecurring nature of the refund, management believes it is not representative of the 2002 operations of Progress Energy Florida.

                                     * * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company's Web site at www.progress-energy.com.

Progress Energy's conference call with the investment community will be held on January 21, 2004, at 10 a.m. ET (7 a.m. PT) and will be hosted by Peter Scott, president and chief executive officer of the Service Company, and Geoff Chatas, executive vice president and chief financial officer. Investors, media and the public may listen to the conference call by dialing 719-457-2679, confirmation code 319933. Should you encounter problems, please contact Tammy Blankenship at 919-546-2233. A playback of the call will be available from 1 p.m. ET January 21 through midnight February 4, 2004. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 319933.

A webcast of the live conference call will be available at www.progress-energy.com. The webcast will be available in Windows Media format. The webcast will be archived on the site for those unable to listen in real time.

Members of the media are invited to listen to the conference call and then participate in a media-only question and answer session with Peter Scott and Geoff Chatas starting at 11 a.m. ET. To participate in this session, please dial 719-457-2703, confirmation code 161573.

Progress Energy (NYSE: PGN), headquartered in Raleigh, N.C., is a Fortune 250 diversified energy company with more than 24,000 megawatts of generation capacity and $9 billion in annual revenues. The company's holdings include two electric utilities serving more than 2.8 million customers in North Carolina, South Carolina and Florida. Progress Energy also includes nonregulated operations covering generation, energy marketing, natural gas production, fuel extraction, rail services and broadband capacity. For more information about Progress Energy, visit the company's Web site at www.progress-energy.com.

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve estimates, projections, goals, forecasts, assumptions, risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Examples of factors that you should consider with respect to any forward-looking statements made in this document include, but are not limited to, the following: the impact of fluid and complex government laws and regulations, including those relating to the environment; the impact of recent events in the energy markets that have increased the level of public and regulatory scrutiny in the energy industry and in the capital markets; deregulation or restructuring in the electric industry that may result in increased competition and unrecovered (stranded) costs; the uncertainty regarding the timing, creation and structure of regional transmission organizations; weather conditions that directly influence the demand for electricity; recurring seasonal fluctuations in demand for electricity; fluctuations in the price of energy commodities and purchased power; economic fluctuations and the corresponding impact on our commercial and industrial customers; the ability of our subsidiaries to pay upstream dividends or distributions to us; the impact on our facilities and our businesses from a terrorist attack; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the ability to successfully access capital markets on favorable terms; the impact that increases in our leverage may have on us; our ability to maintain our current credit ratings; the impact of derivative contracts used in the normal course of our business; the outcome of the IRS's audit and inquiry into the availability and use of Section 29 tax credits by synthetic fuel producers and our continued ability to use Section 29 tax credits related to our coal and synthetic fuels businesses; the continued depressed state of the telecommunications industry and our ability to realize future returns from Progress Telecom; our ability to successfully integrate newly acquired assets, properties or businesses into our operations as quickly or as profitably as expected; our ability to manage the risks involved with the operation of our nonregulated plants, including dependence on third parties and related counter-party risks, and a lack of operating history; our ability to manage the risks associated with our energy marketing and trading operations; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our subsidiaries.

These and other risk factors are detailed from time to time in our SEC reports. All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and may be beyond our ability to control or estimate precisely.

                                      # # #
Contacts:

Investor Relations, Bob Drennan, 919-546-7474
Corporate Communications, Garrick Francis, 919-546-6189, or toll-free 877-641-NEWS (6397)

                           PROGRESS ENERGY, INC.
              UNAUDITED CONSOLIDATED INTERIM FINANCIAL INFORMATION


 STATEMENTS  OF  INCOME

                                                                     Three Months Ended                      Year Ended
                                                                          December 31                        December 31
 (In millions except per share amounts)                            2003              2002               2003                2002
---------------------------------------------------------------------------------------------------------------------------------
 Operating Revenues
   Utility                                                      $ 1,590           $ 1,594            $ 6,741             $ 6,601
   Diversified business                                             574               371              1,993               1,475
---------------------------------------------------------------------------------------------------------------------------------
      Total Operating Revenues                                    2,164             1,965              8,734               8,076

 Operating Expenses
 Utility
   Fuel used in electric generation                                 401               400              1,695               1,586
   Purchased power                                                  195               187                862                 862
   Other operation and maintenance                                  351               389              1,419               1,390
   Depreciation and amortization                                    219               192                883                 820
   Taxes other than on income                                       101                92                405                 386
 Diversified Business
   Cost of sales                                                    523               327              1,743               1,401
   Depreciation and amortization                                     45                31                157                 118
   Impairment of long-lived assets                                   17                59                 17                 364
   Other                                                             69                31                197                 145
---------------------------------------------------------------------------------------------------------------------------------
       Total Operating Expenses                                   1,921             1,708              7,378               7,072
---------------------------------------------------------------------------------------------------------------------------------
 Operating Income                                                   243               257              1,356               1,004
---------------------------------------------------------------------------------------------------------------------------------
 Other Income (Expense)
   Interest income                                                    3                 3                 11                  15
   Impairment on investments                                        (21)                -                (21)                (25)
   Other, net                                                        (3)               19                (19)                 33
---------------------------------------------------------------------------------------------------------------------------------
       Total Other Income (Expense)                                 (21)               22                (29)                 23
---------------------------------------------------------------------------------------------------------------------------------
 Income before Interest Charges and Income Taxes                    222               279              1,327               1,027
---------------------------------------------------------------------------------------------------------------------------------
 Interest Charges
   Net interest charges                                             170               158                632                 641
   Allowance for borrowed funds used during construction              -                 -                 (7)                 (8)
---------------------------------------------------------------------------------------------------------------------------------
 Total Interest Charges, Net                                        170               158                625                 633
---------------------------------------------------------------------------------------------------------------------------------
 Income before Income Taxes                                          52               121                702                 394
 Income Tax Benefit                                                 (75)              (28)              (109)               (158)
---------------------------------------------------------------------------------------------------------------------------------
 Income from Continuing Operations                                  127               149                811                 552
---------------------------------------------------------------------------------------------------------------------------------
 Discontinued Operations, Net of Tax                                 (3)              (26)                (8)                (24)

 Income before Cumulative Effect of Accounting Changes              124               123                803                 528

 Cumulative Effect of Accounting Changes, Net of Tax                (22)                -                (21)                  -
---------------------------------------------------------------------------------------------------------------------------------
 Net Income                                                     $   102           $   123            $   782             $   528
---------------------------------------------------------------------------------------------------------------------------------

 Average Common Shares Outstanding                                  240               225                237                 217

 Basic Earnings per Common Share
 Income from Continuing Operations                              $  0.52           $  0.66            $  3.42             $  2.54
 Discontinued Operations, Net of Tax                            $ (0.01)          $ (0.11)           $ (0.03)            $ (0.11)
 Cumulative effect                                              $ (0.09)          $     -            $ (0.09)            $     -
 Net Income                                                     $  0.42           $  0.55            $  3.30             $  2.43
---------------------------------------------------------------------------------------------------------------------------------

 Diluted Earnings per Common Share
 Income from Continuing Operations                              $  0.52           $  0.66            $  3.40             $  2.53
 Discontinued Operations, Net of Tax                            $ (0.01)          $ (0.11)           $ (0.03)            $ (0.11)
 Cumulative effect                                              $ (0.09)          $     -            $ (0.09)            $     -
 Net Income                                                     $  0.42           $  0.55            $  3.28             $  2.42
---------------------------------------------------------------------------------------------------------------------------------

 Dividends Declared per Common Share                            $  0.58           $  0.56            $  2.26             $  2.20


---------------------------------------------------------------------------------------------------------------------------------

This financial information should be read in conjunction with the Company's 2002 Annual Report to shareholders. These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.


Progress Energy, Inc.
BALANCE SHEETS
Unaudited Consolidated Interim Financial Information                       December 31      December 31
(In millions)                                                                     2003             2002
--------------------------------------------------------------------------------------------------------

                                   ASSETS

Utility Plant
  Utility plant in service                                                    $ 21,675         $ 20,157
  Accumulated depreciation                                                     (10,286)         (10,481)
--------------------------------------------------------------------------------------------------------
         Utility plant in service, net                                          11,389            9,676
  Held for future use                                                               13               15
  Construction work in progress                                                    634              752
  Nuclear fuel, net of amortization                                                228              217
--------------------------------------------------------------------------------------------------------
       Total Utility Plant, Net                                                 12,264           10,660
--------------------------------------------------------------------------------------------------------

Current Assets
  Cash and cash equivalents                                                        273               61
  Accounts receivable                                                              867              737
  Unbilled accounts receivable                                                     219              225
  Inventory                                                                        810              875
  Deferred fuel cost                                                               317              184
  Assets of discontinued operations                                                  -              490
  Prepayments and other current assets                                             368              262
--------------------------------------------------------------------------------------------------------
         Total Current Assets                                                    2,854            2,834
--------------------------------------------------------------------------------------------------------

Deferred Debits and Other Assets
  Regulatory assets                                                                699              393
  Nuclear decommissioning trust funds                                              938              797
  Diversified business property, net                                             2,160            1,884
  Miscellaneous other property and investments                                     464              519
  Goodwill, net                                                                  3,726            3,719
  Prepaid pension assets                                                           443               60
  Intangibles, net                                                                 328              155
  Other assets and deferred debits                                                 267              305
--------------------------------------------------------------------------------------------------------
         Total Deferred Debits and Other Assets                                  9,025            7,832
--------------------------------------------------------------------------------------------------------
         Total Assets                                                         $ 24,143         $ 21,326
--------------------------------------------------------------------------------------------------------

                       CAPITALIZATION AND LIABILITIES

Capitalization
  Common stock (without par value, authorized 500 issued and outstanding      $  5,269         $  4,951
                            246 and 238 shares, respectively)
  Unearned restricted shares                                                       (16)             (21)
  Unearned ESOP common stock                                                       (89)            (102)
  Accumulated other comprehensive loss                                             (36)            (238)
  Retained earnings                                                              2,330            2,087
--------------------------------------------------------------------------------------------------------
         Total Common Stock Equity                                               7,458            6,677
  Preferred stock of subsidiary - not subject to mandatory redemption               93               93
  Long-term debt, net                                                            9,934            9,747
--------------------------------------------------------------------------------------------------------
         Total Capitalization                                                   17,485           16,517
--------------------------------------------------------------------------------------------------------

Current Liabilities
  Current portion of long-term debt                                                868              275
  Accounts payable                                                                 732              677
  Interest accrued                                                                 209              220
  Dividends declared                                                               140              132
  Short-term obligations                                                             4              695
  Customer deposits                                                                167              158
  Liabilities of discontinued operations                                             -              125
  Other current liabilities                                                        567              429
--------------------------------------------------------------------------------------------------------
         Total Current Liabilities                                               2,687            2,711
--------------------------------------------------------------------------------------------------------

Deferred Credits and Other Liabilities
  Accumulated deferred income taxes                                                856              933
  Accumulated deferred investment tax credits                                      190              206
  Regulatory liabilities                                                           768              120
  Asset retirement obligations                                                   1,271                -
  Other liabilities and deferred credits                                           886              839
--------------------------------------------------------------------------------------------------------
         Total Deferred Credits and Other Liabilities                            3,971            2,098
--------------------------------------------------------------------------------------------------------
         Total Capitalization and Liabilities                                 $ 24,143         $ 21,326
--------------------------------------------------------------------------------------------------------


Progress Energy, Inc.
STATEMENTS OF CASH FLOWS
Unaudited Interim Consolidated Information                                          Years Ended
                                                                                    December 31
 (In millions)                                                                   2003            2002
------------------------------------------------------------------------------------------------------
Operating Activities
 Net income                                                                   $   782         $   528
 Adjustments to reconcile net income to net cash provided by operating activities:
     Loss from discontinued operations                                              8              24
     Impairment of long-lived assets and investments                               38             389
     Cumulative effect of accounting changes                                       21               -
     Depreciation and amortization                                              1,146           1,099
     Deferred income taxes                                                       (280)           (402)
     Investment tax credits                                                       (16)            (18)
     Deferred fuel credit                                                        (133)            (37)
     Cash provided from (used for) operating assets and liabilites:
        Accounts receivable                                                      (168)            (35)
        Inventories                                                                78             (49)
        Prepayments and other current assets                                       25             (39)
        Accounts payable                                                           41             100
        Other current liabilities                                                 171              56
        Other                                                                      75              28
------------------------------------------------------------------------------------------------------
                  Net Cash Provided by Operating Activities                     1,788           1,644
------------------------------------------------------------------------------------------------------
Investing Activities
 Utility property additions                                                    (1,018)         (1,174)
 Diversified business property additions                                         (607)           (570)
 Nuclear fuel additions                                                          (117)            (81)
 Acquisitions, net of cash                                                          -            (365)
 Acquisitions of intangibles                                                     (200)            (10)
 Proceeds from sale of subsidiaries and investments                               579              43
 Other                                                                            (17)            (61)
------------------------------------------------------------------------------------------------------
                  Net Cash Used in Investing Activities                        (1,380)         (2,218)
------------------------------------------------------------------------------------------------------
Financing Activities
 Issuance of common stock, net                                                    304             687
 Issuance of long-term debt, net                                                1,539           1,783
 Net decrease in short-term indebtedness                                         (696)           (247)
 Retirement of long-term debt                                                    (810)         (1,157)
 Dividends paid on common stock                                                  (541)           (480)
 Other                                                                              8              (5)
------------------------------------------------------------------------------------------------------
                  Net Cash Provided by (Used in) Financing Activities            (196)            581
------------------------------------------------------------------------------------------------------
Net Increased in Cash and Cash Equivalents                                        212               7
Cash and Cash Equivalents at Beginning of the Period                               61              54
------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of the Period                                $   273         $    61
------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL  DATA
Unaudited

-----------------------------------------------------------------------------------------------------------------------------------
                                                     Three Months Ended          Three Months Ended            Percentage Change
                                                      December 31, 2003           December 31, 2002          From December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Total                             Total
                                                                   Progress                          Progress
Utility Statistics                             Carolinas Florida    Energy   Carolinas   Florida      Energy    Carolinas   Florida
------------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                                   $269    $391      $660        $289      $400        $689       (6.9)%     2.3)%
      Commercial                                     201     183       384         201       181         382         -        1.1
      Industrial                                     154      58       212         156        52         208       (1.3)     11.5
      Other retail                                    19      47        66          19        45          64         -        4.4
      Provision for retail revenue sharing             -     (11)      (11)          -        (4)         (4)        -         -
-----------------------------------------------------------------------------------------------------------------------------------
            Total Retail                            $643    $668    $1,311        $665      $674      $1,339       (3.3)     (0.9)
  Unbilled                                            26      (4)       22           6       (23)        (17)        -         -
  Wholesale                                          149      54       203         158        64         222       (5.7)    (15.6)
  Miscellaneous revenue                               20      34        54          19        31          50        5.3       9.7
-----------------------------------------------------------------------------------------------------------------------------------
            Total Electric                          $838    $752    $1,590        $848      $746      $1,594       (1.2)%     0.8 %
-----------------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                                  3,220   4,433     7,653       3,507     4,676       8,183       (8.2)%    (5.2)%
      Commercial                                   2,941   2,826     5,767       2,975     2,901       5,876       (1.1)     (2.6)
      Industrial                                   3,132   1,049     4,181       3,172       976       4,148       (1.3)      7.5
      Other retail                                   327     771     1,098         349       755       1,104       (6.3)      2.1
-----------------------------------------------------------------------------------------------------------------------------------
          Total Retail                             9,620   9,079    18,699      10,003     9,308      19,311       (3.8)     (2.5)
    Unbilled                                         505    (208)      297         244      (685)       (441)        -         -
    Wholesale                                      3,648   1,151     4,799       3,668     1,205       4,873       (0.5)     (4.5)
-----------------------------------------------------------------------------------------------------------------------------------
            Total Electric                        13,773  10,022    23,795      13,915     9,828      23,743       (1.0)%     2.0 %
-----------------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                                6,428   5,672    12,100       7,090     5,020      12,110
              nuclear                              6,534   1,026     7,560       5,827     1,660       7,487
              hydro                                  177       -       177         194         -         194
              combustion turbines/combined cycle      70   1,570     1,640         117     1,536       1,653
  Purchased                                          859   2,232     3,091       1,086     2,229       3,315
-----------------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply (Company Share)   14,068  10,500    24,568      14,314    10,445      24,759
-----------------------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on Retail Sales
    Heating Degree Days - Actual                   1,179     214                 1,313       279                  (10.2) %  (23.3)%
                        - Normal                   1,212     194                 1,206       194

    Cooling Degree Days - Actual                      47     330                   105       505                  (55.2) %  (34.7)%
                        - Normal                      65     321                    57       321

Impact of retail weather to normal on EPS         ($0.02)  $0.00    ($0.02)      $0.04     $0.03       $0.07
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------
                                                   Twelve Months Ended         Twelve Months Ended             Percentage Change
                                                    December 31, 2003           December 31, 2002            From December 31, 2002
-----------------------------------------------------------------------------------------------------------------------------------
                                                                    Total                             Total
                                                                   Progress                          Progress
Utility Statistics                             Carolinas Florida    Energy   Carolinas   Florida      Energy    Carolinas   Florida
-----------------------------------------------------------------------------------------------------------------------------------

Operating Revenues (in millions)
    Retail
      Residential                                 $1,259  $1,691    $2,950      $1,241    $1,645      $2,886        1.5  %    2.8 %
      Commercial                                     850     740     1,590         832       731       1,563        2.2       1.2
      Industrial                                     636     219       855         645       210         855       (1.4)      4.3
      Other retail                                    79     181       260          78       173         251        1.3       4.6
      Provision for retail revenue refund              -       -         -           -       (35)        (35)        -         -
      Provision for retail revenue sharing             -     (35)      (35)          -        (5)         (5)        -         -
-----------------------------------------------------------------------------------------------------------------------------------
            Total Retail                          $2,824  $2,796    $5,620      $2,796    $2,719      $5,515        1.0       2.8
  Unbilled                                            (6)     (2)       (8)         15        (2)         13         -         -
  Wholesale                                          687     227       914         651       230         881        5.5      (1.3)
  Miscellaneous revenue                               84     131       215          77       115         192        9.1      13.9
-----------------------------------------------------------------------------------------------------------------------------------
            Total Electric                        $3,589  $3,152    $6,741      $3,539    $3,062      $6,601        1.4  %    2.9 %
-----------------------------------------------------------------------------------------------------------------------------------

Energy Sales (millions of kWh)
    Retail
      Residential                                 15,283  19,429    34,712      15,239    18,754      33,993        0.3  %    3.6 %
      Commercial                                  12,557  11,553    24,110      12,467    11,420      23,887        0.7       1.2
      Industrial                                  12,749   4,001    16,750      13,089     3,835      16,924       (2.6)      4.3
      Other retail                                 1,407   2,974     4,381       1,437     2,850       4,287       (2.1)      4.4
-----------------------------------------------------------------------------------------------------------------------------------
          Total Retail                            41,996  37,957    79,953      42,232    36,859      79,091       (0.6)      3.0
    Unbilled                                         (43)    233       190         271         5         276         -         -
    Wholesale                                     15,518   4,323    19,841      15,024     4,180      19,204        3.3       3.4
-----------------------------------------------------------------------------------------------------------------------------------
            Total Electric                        57,471  42,513    99,984      57,527    41,044      98,571       (0.1) %    3.6 %
-----------------------------------------------------------------------------------------------------------------------------------

Energy Supply (millions of kWh)
  Generated - steam                               28,522  22,979    51,501      28,547    21,187      49,734
              nuclear                             24,537   6,039    30,576      23,425     6,701      30,126
              hydro                                  955       -       955         491         -         491
              combustion turbines/combined cycle   1,344   6,475     7,819       1,934     6,588       8,522
  Purchased                                        4,467   9,381    13,848       5,213     9,092      14,305
-----------------------------------------------------------------------------------------------------------------------------------
            Total Energy Supply (Company Share)   59,825  44,874   104,699      59,610    43,568     103,178
-----------------------------------------------------------------------------------------------------------------------------------

Impact of Weather to Normal on Retail Sales
    Heating Degree Days - Actual                   3,225     696                 3,074       647                    4.9  %    7.6 %
                        - Normal                   3,122     579                 3,118       579

    Cooling Degree Days - Actual                   1,449   3,665                 1,939     3,873                  (25.3) %   (5.4)%
                        - Normal                   1,702   3,792                 1,653     3,792

Impact of retail weather to normal on EPS         ($0.07)  $0.01    ($0.06)      $0.09     $0.02       $0.11
-----------------------------------------------------------------------------------------------------------------------------------

Progress Energy, Inc.
SUPPLEMENTAL  DATA (Continued)
Unaudited

Financial Statistics                                                 December 31
                                                                 2003         2002
---------------------------------------------------------------------------------------

Return on average common stock equity (12 months ended)          11.1 %        8.4 %
Book value per common share                                     $31.00       $28.73
Capitalization
    Common stock equity                                          40.6 %       38.2 %
    Preferred stock of subsidiary- redemption not required        0.5          0.5
    Total debt                                                   58.9         61.3
---------------------------------------------------------------------------------------
            Total Capitalization                                100.0 %      100.0 %
---------------------------------------------------------------------------------------

ONGOING EARNINGS BY BUSINESS LINE

The following table provides an update to Progress Energy's 2003 projected ongoing earnings through the fourth quarter of 2003. The 2003 forecast was originally presented at Progress Energy's analyst meeting in February and was updated in April as part of Progress Energy's first quarter 2003 earnings release. The April update reflected the impact of the company's change in allocation methodology for assigning service company costs to Progress Energy subsidiaries. These reallocation entries have no impact on consolidated earnings. In its third quarter 2003 earnings release, Progress Energy lowered its ongoing earnings guidance to $3.50 to $3.60 per share, or approximately $830-$855 million of ongoing earnings.


----------------------------------------------------------------------------------------------------------------------------------
                                                                                            Impairments
                                        February         Service                 2003 Per   and Ongoing
                                          2003           Company     April 2003  Earnings     Earnings     Tax Benefit      2003
($ in millions)                         Forecast*      Reallocation  Forecast*   Release    Adjustments    Reallocation   Ongoing*
----------------------------------------------------------------------------------------------------------------------------------
Utilities
     Retail                                 $710             $22        $732         $691         $30           ($36)       $685
     Regulated Wholesale Marketing            65                          65           96                                    $96
Progress Ventures
     Synfuels                                185                         185          200                                   $200
     Progress Fuels                           50              (8)         42           36          10             (1)        $45
     Competitive Commercial Operations        10              (5)          5           20                                    $20
Other Diversified                              5              (4)          1          (17)          6                       ($11)
Corporate Costs                             (150)             (6)       (156)        (227)                        37       ($190)
----------------------------------------------------------------------------------------------------------------------------------
Ongoing Earnings**                          $875              $0        $875                                                $844
----------------------------------------------------------------------------------------------------------------------------------
     CVO mark-to-market                                                                                                       (9)
     NCNG Discontinued Operations                                                                                             (8)
     Cumulative effect of accounting change                                                                                  (21)
     Impairments and one-time charges                                                                                        (24)
----------------------------------------------------------------------------------------------------------------------------------
Reported GAAP Earnings                                                                                                      $782
----------------------------------------------------------------------------------------------------------------------------------

*Excludes tax benefit reallocation from holding company.
**Totals may not foot due to rounding

                              Progress Energy, Inc.
                               Earnings Variances
                             Total Year 2003 vs 2002

                               Regulated Utilities

                                                                                             Corporate
                                                                                 Progress    and Other
($ per share)                                       Carolinas       Florida      Ventures    Business      Consolidated
-----------------------------------------------------------------------------------------------------------------------
2002 GAAP earnings                                       2.36          1.49          0.93       (2.35)            2.43
CVOs                                                                                            (0.13)  A        (0.13)
Florida Retroactive Rate Refund                                        0.10                             B         0.10
Impairment of long lived assets and investments                                                  1.22   C         1.22
NCNG Discontinued Operations                                                                     0.11   D         0.11
Ice Storm                                                0.08                                           E         0.08
-----------------------------------------------------------------------------------------------------------------------
2002 ongoing earnings                                    2.44          1.59          0.93       (1.15)            3.81
-----------------------------------------------------------------------------------------------------------------------

Weather - retail                                        (0.17)        (0.02)                                     (0.19)
Other retail - growth and usage                          0.12          0.14                                       0.26
Wholesale                                                0.05         (0.05)                            F         0.00
Rate reduction impact                                                 (0.13)                            G        (0.13)
2002 retail revenue sharing resolution                                (0.05)                            H        (0.05)
2003 retail revenue sharing                                           (0.04)                            I        (0.04)
Other margin                                             0.07          0.06                             J         0.13

O&M - other                                             (0.06)        (0.12)                            K        (0.18)

Service Company allocations - prior years                0.04                       (0.02)      (0.02)  L         0.00

Depreciation                                            (0.11)        (0.04)                            M        (0.15)

Other                                                    0.01                                   (0.01)            0.00

Interest charges                                         0.05          0.04         (0.04)      (0.02)  N         0.03

Net diversified business                                                             0.36        0.04   O         0.40

Tax benefit reallocation                                (0.04)        (0.03)                     0.07   P         0.00

Share dilution                                          (0.20)        (0.11)        (0.10)       0.08   Q        (0.33)

-----------------------------------------------------------------------------------------------------------------------
2003 ongoing earnings                                    2.20          1.24          1.13       (1.01)            3.56
-----------------------------------------------------------------------------------------------------------------------
CVOs                                                                                            (0.04)  A        (0.04)
NCNG discontinued operations                                                                    (0.03)  D        (0.03)
Cumulative Effect of Accounting Changes                 (0.10)                                   0.01   R        (0.09)
Impairment of long-lived assets and investments         (0.03)                      (0.05)      (0.02)  S        (0.10)
-----------------------------------------------------------------------------------------------------------------------
2003 GAAP earnings                                       2.07          1.24          1.08       (1.09)            3.30
-----------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A  - Impact of change in market value of outstanding CVOs.
B  - Impact of $35M ($21M after tax) retroactive rate refund related to
     Florida's rate case settlement in 2002.
C  - Corporate and Other Businesses - PTC impairment and one-time charges of
     $225M after tax and loss on assets held for sale at Railcar, Ltd of $40M after tax. D- Sale of NCNG to Piedmont Natural Gas which was finalized on September 30, 2003.
E  - O&M impact of December 2002 ice storm.
F  - Carolinas - Primarily favorable weather in Northeastern United States during the first quarter. Florida - expiration of wholesale contracts.
G  - Florida - Impact of 9.25% rate reduction effective May 2002.
H  - Florida - Resolution of 2002 revenue sharing calculation dispute in June
     2003 ($18M pre-tax).
I  - Florida - 2003 YTD revenue sharing.
J  - Carolinas - Primarily favorable non-recoverable purchased power. Florida -
     Primarily wheeling and miscellaneous service charges.
K  - Carolinas - Primarily increased benefit-related expenses. Florida -
     Primarily increased pension costs of $26M pre-tax and increased benefit-related expenses.
L  - Retroactive reallocation of Service Company costs in accordance with a 2002
     SEC PUHCA audit.
M - Carolinas - Higher depreciation due to more assets placed in service and impact of Clean Air Amortization in 2003 vs. nuclear accelerated depreciation in 2002. Florida - Higher depreciation due to more assets placed in service.
N - Carolinas - Primarily lower average interest rate. Florida - Primarily the reversal of interest expense accrued for resolved tax matter. Progress Ventures and Corporate and Other - Interest capitalized in 2002 related to construction at nonregulated generation plants.
O - Progress Ventures - CCO margin is favorable $0.02 due primarily to higher margins partially offset by higher depreciation expense. Synfuels is favorable $0.23 due to higher sales, improved margins and a higher tax credit per ton. Synfuels was also favorable $0.01 due to 2003 including thirteen months of operations for some facilities. Fuels is favorable $0.12 due to favorable gas operations (Westchester and North Texas Gas). Corporate and Other Businesses - Favorable depreciation at Telecom.
P  - Allocation of tax favorability from Holding Company to profitable subsidiaries.
Q - Progress Ventures - Primarily due to the impact of the purchase of Westchester Gas in April 2002 (2.5M shares), issuance in November 2002 (14.7M shares) and issuances under Investor Plus and Employee Benefit programs in 2002 and 2003.
R  - Carolinas - Impact of mark to market adjustment on Broad River purchase power contract.
S - Carolinas and Corporate and Other Businesses - Primarily due to impact of impairment of Affordable Housing investments. Progress Ventures - Impairment of assets at Kentucky May coal mine.

                              Progress Energy, Inc.
                               Earnings Variances
                           Fourth Quarter 2003 vs 2002

                               Regulated Utilities

                                                                                             Corporate
                                                                                 Progress    and Other
($ per share)                                       Carolinas       Florida      Ventures    Business      Consolidated
-----------------------------------------------------------------------------------------------------------------------

2002 GAAP earnings                                       0.52          0.29          0.14       (0.40)            0.55
Intra-period tax allocation                                                                     (0.18) A         (0.18)
CVOs                                                                                            (0.03) B         (0.03)
Impairment of long-lived assets and investments                                                  0.18  C          0.18
NCNG discontinued operations                                                                     0.11  D          0.11
Ice Storm                                                0.08                                          E          0.08
-----------------------------------------------------------------------------------------------------------------------
2002 ongoing earnings                                    0.60          0.29          0.14       (0.32)            0.71
-----------------------------------------------------------------------------------------------------------------------

Weather - retail                                        (0.06)        (0.04)                                     (0.10)
Other retail - growth and usage                          0.05          0.06                                       0.11
Wholesale                                               (0.01)        (0.01)                                     (0.02)
2003 retail revenue sharing                                           (0.02)                           F         (0.02)
Other margin                                             0.01          0.04                            G          0.05

O&M                                                      0.01         (0.07)                           H         (0.06)
O&M Storm Cost Deferral                                  0.06                                          I          0.06

Depreciation                                            (0.07)                                         J         (0.07)

Other                                                    0.03         (0.01)        (0.01)       0.01             0.02

Interest charges                                                      (0.01)        (0.01)      (0.02) K         (0.04)

Net diversified business                                                             0.24       (0.01) L          0.23

Tax benefit reallocation                                              (0.02)                     0.02  M          0.00

Share dilution                                          (0.04)        (0.01)        (0.02)       0.02  N         (0.05)

-----------------------------------------------------------------------------------------------------------------------
2003 ongoing earnings                                    0.58          0.20          0.34       (0.30)            0.82
-----------------------------------------------------------------------------------------------------------------------
Intra-period tax allocation                                                                     (0.18) A         (0.18)
CVOs                                                                                            (0.02) B         (0.02)
NCNG discontinued operations                                                                    (0.01) D         (0.01)
Cumulative Effect of Accounting Changes                 (0.10)                                   0.01  O         (0.09)
Impairments                                             (0.03)                      (0.05)      (0.02) P         (0.10)
-----------------------------------------------------------------------------------------------------------------------
2003 GAAP earnings                                       0.45          0.20          0.29       (0.52)            0.42
-----------------------------------------------------------------------------------------------------------------------

Corporate and Other Businesses includes Progress Telecom, Progress Rail, other small subsidiaries, Holding Company interest expense, CVO mark-to-market, intra-period tax allocations, purchase accounting transactions and corporate eliminations.

A  - Intra-period income tax allocation impact, related to cyclical nature of energy demand/earnings and timing of synthetic fuel tax credits.
B  - Impact of change in market value of outstanding CVOs.
C  - Loss on assets held for sale at Railcar Ltd.
D  - Sale of NCNG to Piedmont Natural Gas which was finalized on September 30,
     2003.
E  - O&M impact of December 2002 ice storm.
F  - Florida - 2003 revenue sharing accrual.
G  - Florida - Primarily wheeling and other service charges.
H- Florida - Primarily increased pension costs of $7M pre-tax and increased benefit-related costs.
I  - Carolinas - Deferral of costs related to February ice storms and
     Hurricane Isabel as permitted by the NCUC.
J - Carolinas - Higher depreciation due to more assets placed in service and the impact of Clean Air amortization in 2003 vs. nuclear accelerated depreciation in 2002.
K  - Progress Ventures and Corporate and Other Businesses - Interest capitalized in 2002 related to construction at nonregulated generation plants.
L - Progress Ventures - CCO margin is unfavorable $0.01 due primarily to higher margins offset by higher depreciation expense. Synfuels is favorable $0.23 due to higher sales, improved margins and higher tax credit per ton. Synfuels was also favorable $0.04 due to 2003 including four months of operations for some facilities. Fuels is favorable $0.01 due to favorable gas operations (Westchester and North Texas Gas).
M  - Allocation of tax favorability from Holding Company to profitable subsidiaries.
N  - Primarily due to the impact of the issuance in November 2002 (14.7M shares)
     and issuances under Investor Plus and Employee Benefit programs.
O  - Carolinas - Impact of mark to market adjustment on Broad River purchase power contract.
P - Carolinas and Corporate and Other Businesses - Primarily due to impact of impairment of Affordable Housing investments.


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